EXHIBIT 8.1
[LETTERHEAD OF ROPES & GRAY LLP]
June 13, 2008
CC Media Holdings, Inc.
One International Place
36th Floor
Boston, MA 02110
Re: Registration Statements on Form S-4
Ladies and Gentlemen:
     We have acted as special tax counsel to you in the preparation of a Registration Statement on Form S-4 (the “2008 Registration Statement”) filed with the Securities and Exchange Commission on June 2, 2008, as amended by Amendment No. 1 filed the date hereof, and a related Registration Statement on Form S-4 (Registration No. 333-143349) (the “2007 Registration Statement” and, together with the 2008 Registration Statement, the “Registration Statements”) relating to the issuance of an aggregate of 40,007,865 shares of Class A Common Stock, $0.001 par value per share (the “Shares”), of CC Media Holdings, Inc. (formerly known as BT Triple Crown Capital Holdings III, Inc.) (the “Company”) to certain shareholders of Clear Channel Communications, Inc. (“Clear Channel”) pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Clear Channel, BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), as amended by Amendment No. 1 thereto, dated April 18, 2007, among Clear Channel, Merger Sub and the Fincos, Amendment No. 2 thereto, dated May 17, 2007, among Clear Channel, Merger Sub, the Fincos and the Company and Amendment No. 3 thereto, dated May 13, 2008, among Clear Channel, Merger Sub, the Fincos and the Company (as amended, the “Merger Agreement”).
     In that connection, we have participated in the preparation of the discussion set forth in the Registration Statements under the caption “Material United States Federal Income Tax Consequences.” We hereby confirm our opinion set forth under the caption “Material United States Federal Income Tax Consequences — Material United States Federal Income Tax Consequences to U.S. Holders” in the Registration Statements.
     We hereby consent to the filing of this opinion as an exhibit to the 2008 Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus included in the 2008 Registration Statement.
     This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, which may be brought to our attention at a later date.
     We do not express any opinion herein concerning any law other than the federal law of the United States.

Yours very truly,
/s/ Ropes & Gray LLP
Ropes & Gray LLP